UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 6, 2011

AMERICAN LITHIUM MINERALS INC.
(Exact name of registrant as specified in its charter)

Nevada	333-132648	71-1049972
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 King West, Suite 3650, Toronto, Ontario, Canada	M5X 1A9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (416) 214-5640

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 6, 2011, we accepted the resignation of Ann Dumyn as secretary of our company. Ms. Dumyn’s resignation was accepted with effect from November 12, 2010 when she ceased to exercise any authority on behalf of the Company. Also on April 6, 2011 we accepted the resignation of Chris Hobbs as our Chief Financial Officer and as a Director of our Company. Mr. Hobbs’s resignation was accepted with effect from January 12, 2011 when he ceased to exercise any authority, audit or certification duties on behalf of the Company.

Neither Ms. Dumyn’s resignation nor Mr. Hobbs resignation resulted from any disagreement with the Company regarding its operations, policies, practices or otherwise.

Concurrently with the resignations of Ms. Dumyn and Mr. Hobbs, we appointed Hugh Aird, our Chief Executive Officer and Chairman of our board of directors, to serve as Secretary and Chief Financial Officer of our company. Mr. Aird has served as our sole officer since January 12, 2011 but was not officially appointed as Chief Financial Officer or Secretary until April 6, 2001.

Hugh Aird – Chief Executive Officer, Chief Financial Officer, Secretary and Chairman

Hugh Aird was appointed as our Chief Executive Officer and Chairman on September 27, 2010.

Since 2004, Mr. Aird has been the vice-chairman, North America, Business Development for Edelman Public Relations. From 2002 to 2004, he was the president of DRIA Capital, a financial consulting firm; from 1998 to 2002 he was the managing director at Berenson, Mineralla LTD, a firm providing M&A advisory services; and from 1994 to 1998, he was vice-chairman of Merrill Lynch Canada. Since graduating from Harvard University, Mr. Aird has held numerous top level executive positions throughout the financial industry. Mr. Aird currently serves as the Chief Executive Officer and as a Director of American Paramount Gold Corp., a mineral exploration company listed on the OTC Bulletin Board under the symbol APGA.OB.

Family Relationships

There are no family relationships among our directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN LITHIUM MINERALS INC.

/s/Hugh Aird
Hugh Aird
Chief Executive Officer, Chief Financial Officer, Secretary and Chairman.

Date: April 6, 2011